EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of August 22, 2003 by and between MedAmicus, Inc., a Minnesota corporation (the “Company”), and James Mellor (“Employee”) and will become effective on the Effective Date, as defined in Section 1.

WHEREAS, Employee is currently employed as the Senior Vice President, Sales and Marketing, of BIOMEC Cardiovascular Inc. (“BCI”), and the Company has entered into an Asset Purchase Agreement among the Company, Medacquisition, Inc., BIOMEC Inc. and BCI dated as of July 21, 2003 (the “Asset Purchase Agreement”), under which the Company has agreed to purchase the operating assets of BCI if certain conditions are met; and

WHEREAS, the Company wishes Employee to render services for the Company beginning on the Effective Date and subject to the terms and conditions set forth in this Agreement, and Employee wishes to be retained and employed by the Company subject to these terms and conditions; and

WHEREAS, Employee understands that Company is offering him employment in a position of trust and confidence and that he will generate, have access to, and become familiar with confidential information; and

WHEREAS, Employee understands that the Company has expended significant time and money on the development of customer goodwill and a sound business reputation, and as part of Employee’s duties, he will develop and maintain close working relationships with the Company’s customers; and

WHEREAS, Employee understands that this Agreement prohibits the unauthorized use or disclosure of the Company’s confidential information and an obligation not to compete with the Company.

NOW, THEREFORE, in consideration of the promises and the respective undertakings of the Company and Employee set forth in this Agreement, the Company and Employee agree as follows:

1.                                       Effective Date.  The “Effective Date” means the date immediately following the Closing Date, as defined in the Asset Purchase Agreement.  This Agreement will be null and void and of no force or effect if the Closing (as defined in the Asset Purchase Agreement) does not occur.

2.                                       Employment.  The Company employs Employee as of the Effective Date, and Employee accepts such employment as Senior Vice President, Sales and Marketing, of Medacquisition, Inc. (to be renamed with input from Employee), subject to the terms and conditions set forth in this Agreement.

3.                                       Term.  Subject to Employee’s full compliance with section 4 and subject to the provisions of section 9, Employee’s employment under this Agreement will continue for an initial term from the Effective Date until December 31, 2004 (the “Initial Term”).  After the Initial Term, Employee’s employment will continue on an at will basis, and either party may terminate this Agreement with or without Cause (as defined in Section 9) on 30 days prior written notice.  Termination of this Agreement by either party will automatically terminate Employee’s employment by the Company.

4.                                       Position and Duties.

4.1.                              Service with Company.  Employee agrees to perform all reasonable employment duties for the Company as arise during the term of this Agreement.  Employee will devote his full time and attention and best efforts to the business and affairs of the Company, and faithfully and diligently perform in a competent and professional manner and to the best of his ability all of his duties and responsibilities described in this Agreement.

4.2.                              Conflict of Interest.  Employee represents and warrants to the Company that he has no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity, or person which are inconsistent with the provisions of this Agreement and which are not authorized by the Company.

5.                                       Compensation.

5.1.                              Base Salary.  As compensation for all services to be rendered by Employee under this Agreement, the Company will pay to Employee a Base Salary (“Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments) at an annual rate of $150,000.  The Company will pay the Base Salary in accordance with normal Company payroll practices for employees, subject to state and federal taxes, social security, and any other applicable withholdings.  The Base Salary will be reviewed not less often than annually, and increased or decreased as may be determined from time to time by the Company.

5.2.                              Stock Options.  Employee will be eligible after 90 days of employment with the Company to receive stock options to purchase 30,000 shares of the Company’s common stock under the Company’s Stock Option Incentive Plan, subject to approval by the Company’s Board of Directors.

5.3.                              Bonus and Incentive.  Employee will be eligible to participate in the Company’s “2004 Salaried Employee Bonus Plan”, if and when adopted by the Board of Directors.  The Company does not guarantee the adoption of any employee bonus program during the term of this Agreement, and Employee’s participation in the plan or program would be subject to the provisions, rules and regulations applicable in the plan, and the terms of this Agreement.  The amount and criteria for determination of Employee’s bonus and incentive compensation in the plan or program (if any) is solely within the discretion of the Board of Directors.

5.4.                              Benefits.  In addition to the compensation payable to Employee as provided in this Section 5:

(a)                                  Vacation and Holidays.  The Company will honor any accrued but unused paid vacation earned during the Employee’s employment with BIOMEC Cardiovascular Inc.  Such paid vacation must be used by Employee according to the Company’s existing policies regarding vacation time.  Employee is eligible for three (3) weeks of paid vacation to accrue annually beginning on the Effective Date of this Agreement.  Employee may rollover up to two hundred (200) hours of unused vacation into the next calendar year.  Employee shall also be entitled to eighty (80) hours of paid holidays each calendar year per the Company’s Holiday Schedule.

(b)                                 Group Health Insurance and Pension Plan.  To the extent available or offered, Employee will be entitled to participate in all other benefit programs offered by the Company to its employees, subject to terms of the benefit plans as the Board of Directors may approve, including but not limited to, any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in the exclusive discretion of the Board of Directors.  The Company will attempt to give credit for prior service earned with BIOMEC Cardiovascular Inc. to the extent permitted under the benefit plans.

5.5.                              Business Expenses.  The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee for the benefit of the Company in the performance of his duties under this Agreement, so long as Employee complies with the Company’s policies for expense reimbursement.

6.                                       Confidential Information.

6.1.                              “Confidential Information” Defined.  “Confidential information” means any information not generally known in this profession by third parties, including the Company’s competitors or the general public.  It includes (but is not limited to) methods, procedures, trade secrets, client lists, marketing plans and techniques, new products and new product development, strategic plans, business plans, budgets, product prices, sales volume, information about clients and potential clients (including identities of the clients and the clients’ contact person(s), the clients’ buying history and tendencies and other details about the Company’s relationship with them), drawings, specifications, reports and information about employee compensation and finances.  All information which Employee acquires or becomes acquainted with during the period of his employment by the Company (including employment by an affiliated company), whether developed by Employee or by others, which he has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

6.2.                              Obligations of Employee.  Except to the extent required during the course of Employee’s employment for the Company, Employee agrees that he will not, during or after the term of his employment, disclose Confidential Information to any other person or entity, or use the Company Confidential Information for his own benefit or for the benefit of another, unless the Company expressly directs him to do so.  Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would seriously harm the Company’s business and cause monetary loss that would be difficult, if not impossible, to measure.

7.                                       Non-competition and Non-solicitation.  In consideration of employment, Employee agrees to the following:

7.1.                              Non-competition.  During Employee’s employment with the Company, Employee will devote his full time and energy to furthering Company business and will not become affiliated in any capacity with any individual or entities who are competing or planning to compete with the Company at that time.  For a period of one year after the termination of Employee’s employment (whether voluntary or involuntary), Employee will not directly or indirectly solicit, offer to provide, or provide any services on behalf of or to any of the entities listed on Appendix A or any other party engaged in the development, manufacturing, marketing or sale of epicardial leads, adapters, introducers or other lead delivery systems related to cardiac rhythm management, except with the Company’s written consent.

7.2.                              Non-solicitation.  Employee further agrees that he will not, during the term of his employment or for a period of one year following the termination of his employment, directly or indirectly solicit any of the Company’s employees or independent contractors for the purpose of hiring them to work for him or another person, entity or employer, or for the purpose of inducing them to leave their employment with the Company, without the Company’s written consent.

8.                                       Inventions.  During Employee’s employment with the Company, Employee will promptly disclose to the Company in writing any ideas, inventions or discoveries (collectively known as “inventions”) related to the Company’s business.  Employee agrees that these inventions belong to the Company, and agree to assign or offer to assign to the Company all rights, title and interest in such inventions, and will cooperate in the Company’s efforts to protect the Company’s rights to them.  Employee understands that this Agreement does not apply to any invention for which none of the Company’s equipment, supplies, facility or trade secret information was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to Company business, or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work that Employee performed for the Company.

9.                                       Termination.

9.1.                              Grounds for Termination.  This Agreement may be terminated prior to the expiration of the Initial Term set forth in section 3, if:

(a)                       the Company elects to terminate this Agreement for “Cause” (as defined in Section 9.2) and notifies Employee in writing;

(b)                      Employee becomes “disabled” (as defined in Section 9.3); or

(c)                       Employee dies.

Termination under events 9.1 (a) through (c) will be effective immediately and Employee shall be entitled to receive compensation due to the Employee through the last day of employment.  After the Initial Term, in addition to the reasons set forth in 9.1 (a), (b) and (c), this Agreement may be terminated if:

(d)                      Employee elects to terminate this Agreement and gives thirty (30) days notice, or

(e)                       the Company elects to terminate this Agreement without Cause and gives thirty (30) days notice.

If this Agreement is terminated by Employee under 9.1 (d), Employee shall receive compensation through the end of the 30-day notice period.  If the Company terminates this Agreement under 9.1 (e), the Company will pay Employee a severance equal to four months of Employee’s annual Base Salary in effect as of the date of termination.  The severance will be paid in equal semi-monthly payments in accordance with the Company’s general payroll practices for employees, subject to all appropriate withholdings for state, federal and local taxes, and such other deductions as are otherwise required by law or authorized by Employee.  The Company will not be obligated to pay Employee severance if Employee breaches those provisions that Employee remains bound by after the date of termination, specifically including Sections 6, 7 and 8 of this Agreement.

9.2.                              “Cause” Defined.  As used in this Agreement, “Cause” means Employee has: (a) breached the provisions of sections 6, 7 or 8 of this Agreement in any respect or materially breached any other provision of this Agreement; (b) engaged in material misconduct, including material failure to perform Employee’s duties as an employee of the Company; (c) committed fraud, misappropriation or embezzlement in connection with the Company’s business; (d) convicted or has pleaded nolo contendere to criminal misconduct (except for parking violations, minor traffic violations, and other petty or insignificant misdemeanors); or (e) use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of his employment responsibilities, as determined by the Company.

9.3.                              “Disabled” Defined.  As used in this Agreement, “disabled” means any mental or physical condition which renders Employee unable to perform the essential functions of his position, with or without reasonable accommodation, as defined by various state and federal disability laws.  Employee will be presumed to be disabled if Employee qualifies because of illness or incapacity, to begin receiving disability income insurance payments under any long term disability income insurance policy that the Company maintains for the benefit of Employee.  If there is no policy in effect at the date of Employee’s illness or incapacity, Employee will be presumed to be disabled for purposes of this Agreement if Employee is substantially incapable of performing his duties for a period of more than twelve (12) consecutive weeks.

9.4.                              Bound by Provisions.  Despite any termination of this Agreement, Employee, in consideration of his employment to the date of termination will remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

9.5.                              Surrender of Records and Property.  If either Employee or Company terminate Employee’s employment, Employee will deliver to the Company immediately all records, documents or information he generated or received in connection with his employment with the Company, including but not limited to:  all originals and all copies of any records, documents or information (whether in paper, computer or other form) including drawings, specifications, reports, client lists, financial information, or any confidential information as described in Section 6.  Employee will at the same time also deliver to the Company all other property he received in connection with his employment with the Company, including but not limited to, computer equipment, computer hard drives or diskettes, telephone equipment, and facsimile machines.

10.                                 Settlement of Disputes.

10.1.                        Resolution of Certain Claims - Injunctive Relief.  Claims brought by the Company asserting a violation of Sections 6, 7 or 8, or seeking to enforce, by injunction or otherwise, the terms of either Sections 6, 7 or 8 may be maintained by the Company in a lawsuit subject to the terms of Section 10.2.  Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company has the right to enforce the provisions of Sections 6, 7 or 8 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond, and the Company will be entitled to recover from Employee its reasonable attorneys’ fees and costs in enforcing the provisions of Sections 6, 7 or 8 and will repay to the Company all profits, compensation, commissions or other benefits which Employee has realized as a result of his violation.

10.2.                        Venue.  Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement will be litigated only in the courts of the state of Minnesota, County of Hennepin, or the Federal District Court, District of Minnesota, Fourth Division.  Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.  Employee also waives any claim of inconvenient forum.

10.3.                        Severability.  To the extent any provision of this Agreement is held to be invalid or unenforceable, it will be considered deleted therefrom and the remainder of the provision and of this Agreement will be unaffected and will continue in full force and effect.  If the duration or geographical extent of, or business activities covered by, any provision of this Agreement is in excess of that which is valid and enforceable under applicable law, then the provision will be construed to cover only that duration, geographical extent or business activities that may be valid and enforceable under applicable law.  Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms possible under applicable law).

11.                                 Miscellaneous.

11.1.                        Governing Law.  This Agreement is made under and is governed by and construed in accordance with the laws of the state of Minnesota, other than its laws dealing with conflicts of law principles.

11.2.                        Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the employment of Employee by the Company and the ancillary matters described in this Agreement and supersedes all prior agreements and understandings with respect to those matters.

11.3.                        Withholding Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.4.                        Amendments.  No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by both Employee and the Company.

11.5.                        No Waiver.  No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.

11.6.                        Assignment.  This Agreement may not be assigned, in whole or in part, by Employee.

11.7.                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

11.8.                        Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only, and do not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

MEDAMICUS, INC.

BY:	/s/ Deborah Schuneman
	Its:	HR Manager

EMPLOYEE

/s/ James E. Mellor
JAMES MELLOR